SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549




                             FORM 8-K

                          CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: January 17, 2001

            Exact Name of
Commission  Registrant        State or other   IRS Employer
File        as specified      Jurisdiction of  Identification
Number      in its charter    Incorporation    Number
----------  --------------    ---------------  --------------

1-12609     PG&E Corporation  California       94-3234914

1-2348      Pacific Gas and   California       94-0742640
            Electric Company




Pacific Gas and Electric Company    PG&E Corporation
77 Beale Street, P.O. Box 770000    One Market, Spear Tower, Suite 2400
San Francisco, California  94177    San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company    PG&E Corporation
(415) 973-7000                     (415) 267-7000

    (Registrant's telephone number, including area code)


Item 5.  Other Events.

A. Ratings Downgrades

On January 16, 2001, Standard & Poor's (S&P) rating agency reduced the long-term corporate credit ratings of PG&E Corporation and its California subsidiary, Pacific Gas and Electric Company (Utility), to CC from BBB-. S&P stated that the downgrades reflect the heightened probability of the Utility's imminent insolvency and the resulting negative financial implications for affiliated companies because, among other reasons, (1) some of the Utility's principal trade creditors are demanding that sizeable cash payments be made as a pre-condition to the purchase of natural gas and electric power necessary for on going business operations; (2) neither legislative nor negotiated solutions to the California utilities' financial meltdown appear to be forthcoming in a timely manner, which continues to impede access to financial markets for the working capital needed to avoid insolvency; and (3) Southern California Edison's (SCE) decision to default on its obligation to pay principal and interest due on January 16, 2001 diminishes the prospects for the Utility's access to capital markets.

The current S&P credit ratings, compared to the prior ratings, are as follows:

PG&E Corporation:
	Corporate credit rating: CC/C from BBB-/A-3
	Commercial paper: C from A-3
Pacific Gas and Electric Company
Corporate credit rating: CC/C from BBB-/A-3
Commercial paper: C from A-3
Senior secured debt: CCC from BBB
Senior unsecured debt: CC from BBB-
Preferred stock: D from BB
Shelf senior secured/unsecured: CCC/CC from BBB/A-3
Shelf debt preferred stock (preliminary): D from BB
PG&E Capital I, II, III, IV
	Corporate credit rating: CC from BB
	Preferred Stock: C from BB

Each of the above ratings is listed on S&P's CreditWatch with negative implications, reflecting expectations that the ratings will be further downgraded as the Utility's financial condition deteriorates.

S&P stated that "[a]lthough there is still a possibility that federal or state officials will act to rehabilitate the state's utilities' financial health, such prospects appear increasingly remote." S&P further noted that the Utility's "risk of insolvency is directly related to the mechanisms underlying California's restructuring of its electric industry. The legislative and regulatory framework for that restructuring led to sizable imbalances between Pacific Gas and Electric Company's operating expenses and revenues. An immediate plan that provides sufficient confidence to the capital markets that lenders will be repaid for existing and future debt obligations remains the only way to restore the state's utilities to a sound financial footing."

On January 17, 2001, Moody's Investor Service, Inc. (Moody's) reduced the Utility's senior unsecured debt rating to Caa2 from Baa3 and reduced its short term rating for commercial paper and extendible commercial notes to Not Prime from Prime-3. Moody's also reduced PG&E
Corporation's issuer rating to Caa3 from Baa3 and its short term commercial paper rating to Not Prime from Prime-3.

Ratings downgraded by Moody's and under review for possible downgrade include the Utility's first mortgage bonds and secured pollution control bonds, lowered to B3 from Baa2; the issuer rating, the senior unsecured notes, the unsecured debentures, and the unsecured pollution control bonds of the Utility, lowered to Caa2 from Baa3; the preferred stock of PG&E Capital I, lowered to "caa" from "ba1"; and a shelf registration for the Utility's issuance of senior secured debt and senior unsecured debt lowered to (P)B3 and (P)Caa2, from (P)Baa2, (P)Baa3, and (P)"ba1", respectively. The Utility's preferred stock and a shelf registration for preferred stock rated "caa" and (P)"caa", respectively, remain under review by Moody's for possible downgrade.

In its press release announcing its actions, Moody's stated:

While Pacific Gas and Electric's fragile liquidity position increases the specter of a bankruptcy filing, Moody's maintains its view that the key constituencies, including the Governor and the legislature, would not find an Pacific
Gas and Electric bankruptcy a reasonable alternative. For one, a Pacific Gas and Electric bankruptcy would reduce the role of the Governor, the legislature, and the CPUC as many substantive actions would be under the direction of the bankruptcy court. Second, a Pacific Gas and Electric
Company bankruptcy would do little to fix the underlying problem, which in Moody's opinion, relates to a dysfunctional market and a supply/demand imbalance. If anything, a bankruptcy of Pacific Gas and Electric Company would greatly complicate the state's power problems. Third, a utility bankruptcy would likely cause customer's rates to increase above the current level and would raise reliability issues for the state making rolling brownouts a common occurrence for some period of time. Notwithstanding these very compelling reasons, key constituencies, to date, continue to respond cautiously and even skeptically to Pacific Gas and Electric Company's financial woes.
Unfortunately, given the company's very tight liquidity position, time is running out which hastens the need for a prompt and supportive response by all parties involved in the process, if a bankruptcy of Pacific Gas and Electric
Company and PG&E Corporation is to be avoided.

S&P's minimum investment grade rating is BBB-. Moody's minimum investment grade rating is Baa3. Thus, the ratings downgrade by both S&P and Moody's result in below minimum investment grade ratings for PG&E Corporation and the Utility.

B. Liquidity Impacts and Financial Condition

For liquidity purposes, the Utility maintains two credit facilities; a five year $1 billion facility and a $850 million 364-day facility. The downgrade of the Utility's ratings below investment grade constitutes an event of default under the Utility's $850 million revolving credit facility. Although there are currently no borrowings under the agreement, such a default would entitle the lenders to accelerate any debt outstanding under this facility. The existence of a default also entitles the banks to refuse a loan request under this facility (including draws to repay commercial paper backed by this facility).
The Utility's $850 million facility is fully utilized as back-up for the Utility's outstanding commercial paper. The Utility has $873 million of commercial paper outstanding, of which $437 million will mature by January 31, 2001. As the Utility's commercial paper matures, the Utility has been drawing on its $1 billion facility to pay the commercial paper. As of January 16, 2001, the Utility has draw down $938 million under this facility. Although the Utility's $1 billion facility does not provide that a ratings downgrade below investment grade is an event of default, the banks nevertheless refused a borrowing request on January 16, 2001. On January 17, 2001, $33 million of the Utility's commercial paper came due and the Utility failed to pay the maturing debt.

The Utility has current cash reserves of $700 million. As previously disclosed, the Utility has payments due to the California Independent System Operator (ISO) on February 1, 2001 for real-time energy purchases of $583 million. In addition, the Utility estimates that its payment to the California Power Exchange (PX), due on February 15, 2001 for day-ahead energy purchases through January 15, 2001, will be in excess of $100 million. On January 16, 2001, the PX notified the Utility that the ratings downgrade requires the Utility to post collateral for all transactions in the PX day-ahead market. Since the Utility is unable to post such collateral, the PX will suspend the Utility's trading privileges effective January 19, 2001 in the day-ahead market.
Therefore the PX payment estimate has been substantially reduced from an earlier disclosed estimate of $431 million.

The payments due to the ISO and the PX are based on market price assumptions that are subject to change until the Utility receives the bill from the ISO and PX. These estimates are net of the Utility's expected generation revenues from deliveries of the Utility's generation to the ISO and the PX.

The Utility also has payments of $420 million due to qualifying generators (QFs) in early February 2001 and estimated payments of $410 million due to QFs in early March 2001. The Utility is currently negotiating an agreement with a group of QFs requesting that they forbear from demanding payment for power delivered through January 2001 until March 31, 2001 with payment due in full on April 1, 2001. The agreement is subject to a number of conditions, including legislative and regulatory actions. There is no assurance that such conditions will be met. As previously disclosed, the Utility estimates that its payment to the ISO for energy purchases in December 2000, which is due on March 2, 2001, will be $1.2 billion. Further, the Utility's average monthly gas procurement disbursements are approximately $300 million, based on normal trade terms.

PG&E Corporation has current cash reserves of $347 million. The downgrade of PG&E Corporation's ratings below investment grade constitutes an event of default under PG&E Corporation's $436 million short-term and $500 million long-term revolving credit facilities, entitling the lenders to accelerate approximately $434 million of debt outstanding under the $500 million facility. There are no borrowings under the $436 million facility, although the facility is fully utilized to back up PG&E Corporation commercial paper program. The existence of a default also entitles the banks to refuse a loan request under the facilities (including further draws to repay maturing commercial paper). PG&E Corporation has $501 million of commercial paper outstanding, of which $263 million will mature by January 31, 2001. On January 16, 2001, the banks refused a borrowing request under the $500 million PG&E Corporation credit facility. On January 17, 2001, $43 million of PG&E Corporation's commercial paper came due and PG&E Corporation failed to pay the maturing debt.

In addition, PG&E Corporation is the guarantor of obligations of its energy trading subsidiaries, PG&E Energy Trading-Power, L.P., PG&E Energy Trading-Gas Corporation, and PG&E Energy Trading-Canada Corporation, in the aggregate amount of up to $ 1.9 billion. Under many of the underlying trading agreements, the downgrade of PG&E Corporation's long-term debt below investment grade would entitle the counterparties to demand substitute credit support from the energy trading subsidiaries. PG&E Corporation is in the process of replacing these guarantees with guarantees from an alternate investment-grade subsidiary of PG&E National Energy Group, Inc., but to the extent this process is not complete, certain of the counterparties may have the right to demand substitute credit support, and if the support is not provided, declare a default, terminate the agreement, and make a claim under the parent guarantee. If claims are made under a substantial portion of the outstanding guarantees, PG&E Corporation may be unable to timely honor the guarantees.

In addition, the downgrade of PG&E Corporation's long-term debt (or its implied rating) below investment grade by S&P and/or Moody's, and the failure by PG&E Corporation to provide an acceptable letter of credit in the required amounts within the required time periods, would trigger PG&E Corporation's infusion obligations under various capital infusion agreements in an aggregate amount of at least $1 billion. As PG&E Corporation may be unable to provide the acceptable credit support, the capital infusion obligations would be triggered. As PG&E Corporation may be unable to make such capital infusions, PG&E Corporation would be in default under these agreements.

Various legislative, regulatory, and legal remedies to the California crisis are being pursued, but their outcome is uncertain and the solution is not likely to be immediate. The Utility and PG&E Corporation are attempting to avoid bankruptcy. It is the Utility's intention to continue to pay employees, vendors, suppliers, and other creditors to maintain essential distribution and transmission services, including continuing to pay suppliers of natural gas under normal payment terms. However, the Utility is not in a position to pay maturing or accelerated obligations, including accelerated payments under gas supply contracts, nor is the Utility in a position to pay the ISO, PX, and the QFs, the massive amounts due for the Utility's power purchases above the amount included in rates for power purchase costs. If the Utility or PG&E Corporation fail to make certain debt payments of $100 million or more, additional defaults may be triggered under both of the Utility's and PG&E Corporation's facilities. The Utility's current actions are intended to allow the Utility to continue to operate while efforts to reach a regulatory or legislative solution continue. It is possible that PG&E Corporation or the Utility could be forced into bankruptcy proceedings. If this were to occur, payments to trade vendors, suppliers and creditors would be subject to significant delays associated with the lengthy bankruptcy court process.


SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By: CHRISTOPHER P. JOHNS
                                  -----------------------------
                                  CHRISTOPHER P. JOHNS
    Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                              By: DINYAR B. MISTRY
                                  -----------------------------
                                  DINYAR B. MISTRY
                                  Vice President and Controller




Dated: January 17, 2001